Exhibit 99.1

       Ken Cohen Elected UNOVA Vice President, Treasurer and Tax

   EVERETT, Wash.--(BUSINESS WIRE)--Jan. 13, 2004--The Board of Directors of UNOVA, Inc. (NYSE:UNA) has elected Kenneth L. Cohen vice president, treasurer, and an executive officer, effective Jan. 1, 2004. Cohen is also vice president, taxes, of the Company, a position he has held since July, 2000.
   In addition to his responsibilities for taxes, Cohen now has responsibility for treasury, cash management, and pensions. He reports directly to Michael E. Keane, senior vice president and chief financial officer.
   Cohen began his career with the Company as part of the Litton Industries corporate staff in 1989 and since then has held positions of increasing responsibility with the successor companies, Western Atlas Inc. and UNOVA after their spin-offs in 1994 and 1997, respectively. In July, 2000, he was elected a corporate vice president. Prior to joining the Company, Cohen served as vice president, taxes for SunAmerica and before that held management positions at Transamerica Corporation and Deloitte & Touche.
   Cohen, a CPA, holds a BBA degree from City College of New York, a JD from Case Western Reserve University, and an MBA in Finance from University of California, Berkeley.
   UNOVA is a leading global supplier of wireless networking, mobile computing and RFID technology for the supply-chain and government markets and is also a leading supplier of manufacturing technologies to the global automotive and aerospace industries.

    CONTACT: UNOVA, Inc.
             Kathy Kuhn 425-265-2490
             www.unova.com